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                            CONTRIBUTION AGREEMENT

                                 by and among

                    HALLMARK ENTERTAINMENT INVESTMENTS CO.,


                     HALLMARK ENTERTAINMENT HOLDINGS, INC.


                                      and



                         THE OTHER SIGNATORIES HERETO


                                  dated as of

                                March 11, 2003



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ARTICLE I - DEFINITIONS...............................................................................................1
         1.1      Definitions.........................................................................................1

ARTICLE II - THE CLOSING..............................................................................................4
         2.1      The Closing.........................................................................................4
         2.2      Related Documents...................................................................................4

ARTICLE III - THE EXCHANGES...........................................................................................4
         3.1      The Exchanges.......................................................................................4
         3.2      Delivery of Share Certificates......................................................................4

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HEH....................................................................4
         4.1      Corporate Existence.................................................................................4
         4.2      Power and Authority.................................................................................4
         4.3      Enforceability, etc.................................................................................5
         4.4      Capitalization......................................................................................5
         4.5      Consents and Approvals..............................................................................6
         4.6      No Liabilities......................................................................................6
         4.7      Brokers, etc........................................................................................6

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE MINORITY CONTRIBUTORS...............................................6
         5.1      Existence; Power and Authority......................................................................6
         5.2      Enforceability, etc.................................................................................7
         5.3      Ownership...........................................................................................7
         5.4      Consents and Approvals..............................................................................7
         5.5      Purchase for Investment.............................................................................7
         5.6      Financial Matters...................................................................................7
         5.7      Brokers, etc........................................................................................8

ARTICLE VI - INDEMNIFICATION..........................................................................................8
         6.1      Indemnification.....................................................................................8
         6.2      Procedure for Indemnification.......................................................................8
         6.3      Time Limitations on Indemnity.......................................................................9
         6.4      Limitations on Indemnity............................................................................9

ARTICLE VII - GENERAL PROVISIONS; OTHER AGREEMENTS....................................................................9
         7.1      Expenses............................................................................................9
         7.2.     Governing Law; Jurisdiction and Forum...............................................................9
         7.3.     Further Assurances..................................................................................9
         7.5      Headings...........................................................................................10
         7.6      Notices............................................................................................10
         7.7      Parties in Interest................................................................................10
         7.8      Entire Agreement...................................................................................10
         7.9      Counterparts.......................................................................................10

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         7.10     Amendment..........................................................................................10
         7.11     Gender, etc........................................................................................10
         7.12     Severability.......................................................................................10
         7.13     No Waiver..........................................................................................11
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         Item 4.4          Company Capitalization Schedule

         Item 4.4(a)       Liens on Crown Stock

         Item 5.1          Jurisdiction of Organization

         Item 5.4          Minority Shareholder Required Consents

         Appendix I        Contributors and Contributions

         Appendix II       Notices
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         This CONTRIBUTION AGREEMENT, dated as of March 11, 2003, (this
"Agreement"), by and among Hallmark Entertainment Investments Co., a Delaware corporation (the "Company"), Hallmark Entertainment Holdings, Inc., a Delaware corporation ("HEH"), and the other parties hereto (each such other party a "Minority Contributor," together with HEH, the "Contributors").

         WHEREAS, the Parties desire to consummate the transactions contemplated herein, pursuant to which each Contributor will contribute to the Company the number of shares of Class A common stock, par value $.01 per share ("Crown Class A Stock"), of Crown Media Holdings, Inc., a Delaware corporation ("Crown"), and, if any, the number of shares of Class B common stock, par value $.01 per share (" Crown Class B Stock"), of Crown set forth across from its name in Appendix I in exchange for the number of shares of Class A common stock, par value $.01 per share ("Class A Stock"), of the Company and, if any, Class B common stock, par value $.01 per share ("Class B Stock"), of the Company set forth across from its name in Appendix I; and

         WHEREAS, for Federal income tax purposes, it is intended that the contributions will qualify as transfers to a controlled corporation under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the Parties agree as follows:


                            ARTICLE I - DEFINITIONS

         1.1 Definitions. As used herein, the following terms shall have the following meanings:

         "Actions" means all complaints, actions, suits, proceedings or investigations.

         "Adverse Consequences" means all claims, judgments, damages, penalties, fines, costs, losses, liabilities or other monetary obligations (including all reasonable attorney and expert fees incurred to enforce the terms of this Agreement) net of any recovery from any third party including, without limitation, insurance proceeds.

         "Agreement" has the meaning set forth in the Preamble.

         "Blue Sky Laws" has the meaning set forth in Section 4.4(a).

         "Class A Stock" has the meaning set forth in the Recitals.

         "Class B Stock" has the meaning set forth in the Recitals.

         "Closing" has the meaning set forth in Section 2.1.

         "Closing Date" has the meaning set forth in Section 2.1.

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         "Code" has the meaning set forth in the Recitals.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means, collectively, the Class A Stock and the Class B Stock.

         "Company" has the meaning set forth in the Preamble.

         "Company Capitalization Schedule" has the meaning set forth in
Section 4.4(a).

         "Company Indemnified Persons" has the meaning set forth in Section 6.1(c).

         "Company Stockholders Agreement" means the Stockholders Agreement to be entered into by and among the Company and the Contributors substantially in the form set forth in Exhibit B.

         "Consent and Waiver" means a consent and waiver pursuant to the Crown Stockholders Agreement with respect to this Agreement and the transactions contemplated hereunder.

         "Contributor" has the meaning set forth in the Preamble.

         "Contributor Indemnified Persons" has the meaning set forth in
Section 6.1(a).

         "Crown" has the meaning set forth in the Recitals.

         "Crown Class A Stock" has the meaning set forth in the Recitals.

         "Crown Class B Stock" has the meaning set forth in the Recitals.

         "Crown Stockholders Agreement" means the Second Amended and Restated Stockholders Agreement, dated as of August 30, 2001, by and among HEH (as transferee of the shares of Crown Class A Stock and Crown Class B Stock held by Hallmark Entertainment, Inc.), Liberty Media Corporation, Liberty Crown, Inc., VISN Management Corp., JP Morgan Partners (BHCA), L.P., DIRECTV Enterprises, Inc. and Crown.

         "Encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, including the interest of a vendor, lessor or licensor under any conditional sale, capitalized lease, exclusive license or other title retention agreement.

         "Governmental Entity" means any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

         "HEH" has the meaning set forth in the Preamble.

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         "Indemnified Party" has the meaning set forth in Section 6.2.

         "Indemnifying Party" has the meaning set forth in Section 6.2.

         "Interest" means any evidence of equity ownership of any Person, whether represented by common stock, preferred stock, securities, options, warrants or other rights to repurchase or acquire any equity ownership of such Person (including convertible debentures, notes or other securities convertible or exchangeable into or exercisable for the purchase or other acquisition of capital stock), trust certificates, general or limited partnership interests or any other type of capital stock or equity interest.

         "Law" means any law, statute, regulation, rule, ordinance, requirement or other binding action or requirement of any governmental, regulatory or administrative body, agency or authority or any court of judicial authority.

         "Material Adverse Effect" means a material adverse effect on (i) with respect to the Company or HEH, the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole or HEH and its Subsidiaries taken as a whole, as applicable; and (ii) with respect to any of the Contributors, the legal ability of such Contributor to consummate the transactions contemplated by this Agreement, other than by reason of the inability of the other Contributors to consummate such transactions.

         "Minority Contributor" has the meaning set forth in the Preamble.

         "Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by any governmental, regulatory or administrative body, agency or authority or any court or judicial authority.

         "Party" means any of the Company or any of the Contributors.

         "Person" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated entity, cooperative, association, government branch, agency or political subdivision thereof or organization of any kind.

         "Related Documents" means the Company Stockholders Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

         "Subsidiary" of any Person means any corporation or other entity of which securities or other ownership interests having voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

         "Written Notice" has the meaning set forth in Section 6.2.


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                           ARTICLE II - THE CLOSING

         2.1 The Closing. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of the Company, Kansas City, Missouri, on the date of this Agreement (the "Closing Date").

         2.2 Related Documents. Simultaneously, at the Closing, a Consent and Waiver is being executed and delivered by DIRECTV Enterprises, Inc., and the Company Stockholders Agreement is being executed and delivered by the Company, HEH and the other signatories thereto.


                          ARTICLE III - THE EXCHANGES

         3.1 The Exchanges. At the Closing, each of the Contributors shall contribute to the Company the number of shares of Crown Class A Stock and, if any, the number of shares of Crown Class B Stock set forth opposite its name on Appendix I hereto, and the Company shall issue to such Stockholder the number of shares of Class A Stock and, if any, Class B Stock set forth opposite its name on Appendix I hereto.

         3.2 Delivery of Share Certificates. At the Closing, each of the Contributors will deliver to the Company share certificates or other documents, which certificates or other documents shall be either duly endorsed in blank or accompanied by stock powers duly executed in blank, representing its respective shares of Crown Class A Stock and, if any, Crown Class B Stock to be contributed to the Company pursuant to Section 3.1, and the Company will deliver to the Contributors share certificates representing the Common Stock to be issued to the Contributors pursuant to Section 3.1.


              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HEH

     HEH hereby represents and warrants as follows as of the date hereof:

         4.1 Corporate Existence. Each of the Company and HEH is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of any of its assets or properties, or the conduct or nature of its business, makes such qualification necessary, except for any jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on HEH or the Company, respectively. The Company has all requisite power and authority to conduct its business and own its properties as now conducted and owned, except for such failure to have such power and authority which could not reasonably be expected to have a Material Adverse Effect on the Company. HEH has previously provided to each of the Contributors true and complete copies of the Certificate of Incorporation and By-laws of the Company as in effect on the date hereof.

         4.2 Power and Authority. Each of the Company and HEH has the requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement and all Related Documents to which


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it is a party. None of the foregoing actions will (i) violate any provision of the By-laws, Certificate of Incorporation or other organizational document of the Company or any of its Subsidiaries, or HEH (ii) result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound, (iii) result in the creation or imposition of any material lien, claim or encumbrance on any asset of the Company or any of its Subsidiaries, (iv) give any Person rights to terminate any contracts or agreements of the Company or otherwise to exercise rights against the Company or (v) to the knowledge of HEH, give any Person rights to terminate any contracts or agreements of the Company's Subsidiaries or otherwise to exercise rights against the Company's Subsidiaries or (vi) violate any Law or Order applicable to or bearing upon the Company or any of its Subsidiaries or their assets or businesses except, in the case of each of clauses (ii), (iii), (iv),
(v) or (vi) for such violations, breaches, defaults, rights and impairments that could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         4.3 Enforceability, etc. Assuming the due authorization, execution and delivery of each other party thereto, this Agreement and each of the Related Documents have been duly executed and delivered by each of the Company and HEH, and constitute the legal, valid and binding obligation of each of the Company and HEH, as applicable, enforceable against them in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

         4.4 Capitalization.

              (a) Item 4.4 of the Disclosure Schedule sets forth, as of the date of this Agreement and, upon completion of the exchange set forth in
Section 3.1, a true and complete statement of the outstanding Interests of the Company (the "Company Capitalization Schedule"). Except as set forth on the Company Capitalization Schedule, the Company has not issued any Interests, nor are any such Interests (or any rights to acquire or purchase any such Interests) outstanding. Except for Encumbrances set forth on Item 4.4(a) of the Disclosure Schedule, the shares of Crown Class A Stock and Crown Class B Stock owned by HEH are owned, and will be delivered to the Company, free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Related Documents and (ii) restrictions on transferability imposed generally under the Securities Act and under the securities laws of the several states and the rules and regulations issued in respect thereto (such state laws, rules and regulations being, collectively, "Blue Sky Laws").

              (b) The Class A Stock and Class B Stock to be delivered to the Contributors, when issued and delivered to the Contributors pursuant to this Agreement against payment of the consideration set forth herein, will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings


                                      5
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or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Related Documents and (ii) restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws.

              (c) The issuance and delivery of the Common Stock to the Contributors on the terms and conditions contemplated herein are exempt from the registration requirements of the Securities Act and the Blue Sky Laws or will be qualified as may be necessary.

         4.5 Consents and Approvals. Except as set forth on Item 4.5 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Related Documents by the Company or HEH, nor the consummation by the Company or HEH of any transaction related hereto or thereto, nor the issuance or delivery of the Common Stock will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws or the Blue Sky Laws, (ii) the failure of which to take or obtain would not reasonably be expected to have a Material Adverse Effect on the Company or HEH, as applicable or (iii) which have already been obtained.

         4.6 No Liabilities. The Company was incorporated on July 14, 1998. The Company currently has no liabilities (contingent or otherwise). There are no actions, suits proceedings, orders, investigations or claims pending or threatened against the Company.

         4.7 Brokers, etc. None of HEH or the Company is obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transaction contemplated hereby or any of the transactions contemplated by this Agreement or the Related Documents.


          ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE MINORITY
                                 CONTRIBUTORS

         Each Minority Contributor, severally and not jointly, represents and warrants as to those matters pertaining to itself only (and not the other Minority Contributors) as follows as of the date hereof:

         5.1 Existence; Power and Authority. Such Minority Contributor is duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite its name as set forth on Item 5.1 of the Disclosure Schedule. Such Minority Contributor has all requisite power and authority and has taken all required action necessary to execute and deliver and perform this Agreement, the Related Documents and each other document or instrument related hereto or thereto to which it is a party, and to carry out the terms hereof and thereof. None of the foregoing actions will (i) violate any provision of the organizational documents of such Minority Contributor,
(ii) result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which such Minority Contributor is a party or is bound, (iii) violate any Law or Order applicable to or bearing upon such Minority Contributor or any of their respective assets or


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business, except, in the case of (ii) and (iii), for such conflicts, violations, breaches, rights and impairments that could not reasonably be expected to have a Material Adverse Effect on such Minority Contributor.

         5.2 Enforceability, etc. Assuming the due authorization, execution and delivery by each other party thereto, this Agreement and the Related Documents have been duly executed and delivered by such Minority Contributor and constitute the legal, valid and binding obligation of such Minority Contributor, enforceable against it in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

         5.3 Ownership. The shares of Crown Class A Stock to be contributed by such Minority Contributor to the Company are owned, and will be delivered to the Company, free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Related Documents and (ii) restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws.

         5.4 Consents and Approvals. Except as set forth on Item 5.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Related Document by such Minority Contributor, nor the consummation by such Minority Contributor of any transaction related hereto or thereto will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws or the Blue Sky Laws, (ii) the failure of which to take or obtain would not reasonably be expected to have a Material Adverse Effect on such Minority Contributor or (iii) which have already been obtained.

         5.5 Purchase for Investment. Such Minority Contributor, as applicable, is acquiring the Class A Stock pursuant to Section 3.1 for its own account for investment purposes and not as a nominee or agent for any other Person and with no present intention of distribution thereof within the meaning of the Securities Act. Such Minority Contributor understands that the Class A Stock must be held indefinitely unless it is registered under the Securities Act or an exemption from such registration becomes available.

         5.6 Financial Matters. Such Minority Contributor acquiring Class A Stock pursuant to Section 3.1 represents and understands that the acquisition of the Class A Stock involves substantial risk and that such Minority Contributor's financial condition and investments are such that it is in a financial position to hold the Class A Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Class A Stock. Such Minority Contributor that is acquiring Class A Stock pursuant to
Section 3.1 represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act, and that it is a sophisticated investor, capable of evaluating the merits and risks of investing in the Company given its current stage of development.

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         5.7 Brokers, etc. Such Minority Contributor is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transaction contemplated hereby or any of the transactions contemplated by this Agreement or the Related Documents.


                         ARTICLE VI - INDEMNIFICATION

         6.1 Indemnification.

              (a) HEH agrees from and after the Closing to (i) indemnify and hold harmless the Minority Contributors, all of their respective officers, directors, affiliates, employees and agents, and each of the successors and assigns of any of the foregoing (the "Contributor Indemnified Persons") from and against any Adverse Consequences (but excluding any consequential damages of the Contributor Indemnified Persons), and (ii) defend the Contributor Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from (A) the breach or inaccuracy of any representation or warranty of HEH or the Company contained in Article IV or the corresponding Items of the Disclosure Schedules hereto or
(B) activities of the Company prior to the date hereof.

              (b) Each of the Minority Contributors, severally and not jointly, agrees from and after Closing to (i) indemnify and hold harmless the Company, all of its officers, directors, affiliates, employees and agents, and each of the successors and assigns of any of the foregoing (the "Company Indemnified Persons") from and against, and waive any claim for contribution against the Company with respect to, any Adverse Consequences (but excluding any consequential damages of the Company Indemnified Persons), and (ii) defend the Company Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from the breach or inaccuracy of any of its representations or warranties contained in Article V or the corresponding Items of the Disclosure Schedule hereto.

         To clarify the intention of the Parties with respect to the indemnification obligations of the Company, HEH, and the Minority Contributors under this Section 6.1, the Parties hereto acknowledge that if the indemnification of any Indemnified Person(s) pursuant to this Section 6.1 directly or indirectly reduces or eliminates the Adverse Consequences suffered by any other Indemnified Person(s), the Indemnifying Party shall not be required to indemnify such other Indemnified Person(s) to the extent that such Adverse Consequences have been reduced or eliminated. The Contributors will have the right to cause the Company to assert a claim for indemnification under this Section 6.1 and will have the right to conduct and control any resulting action against the Indemnifying Party (at such Contributor(s)' expense subject to any indemnification obligation of the Indemnifying Party in respect thereof).

         6.2 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Written Notice")


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to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing (reasonably acceptable to the Indemnified Party), any claim or demand set forth in a Written Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than thirty (30) days after receipt of the Written Notice) notify the Indemnified Party in writing of its intention to do so. If the Indemnifying Party fails to notify the Indemnified Party of its intent to undertake the compromise or defense of such claim or demand, then the Indemnified Party may do so at the expense of the Indemnifying Party. The parties shall fully cooperate in the defense or compromise of any indemnified claim or demand. After the assumption of the defense by the Indemnifying
Party, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

         6.3 Time Limitations on Indemnity. The representations and warranties made herein by the Parties and the corresponding indemnifications contained in
Section 6.1 shall survive the Closing without limitation.

         6.4 Limitations on Indemnity. The sole and exclusive remedies of the Parties with respect to breaches of this Agreement shall be pursuant to this
Article VI; provided, that nothing herein shall limit the rights of any Party to seek any relief in equity or limit in any way any Party's remedies in respect of fraud by another party in connection herewith or the transactions contemplated hereby.


              ARTICLE VII - GENERAL PROVISIONS; OTHER AGREEMENTS

         7.1 Expenses. The Company shall pay for all of its expenses incurred in connection with the transactions contemplated by this Agreement. Each Contributor shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

         7.2 Governing Law; Jurisdiction; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b). The Parties agree that the appropriate and exclusive forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby will be any state or federal court in the States of New York.

         7.3 Further Assurances. Each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things

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necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Related Documents to which it is a Party, including the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Related Documents.

         7.4 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

         7.5 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any Party when delivered by hand, by messenger or by a nationally recognized overnight delivery company, when delivered by facsimile and confirmed by return facsimile, or when delivered by first class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth on Appendix II.

         7.6 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided, that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any Party may be assigned or delegated without the prior written consent of each of the other Parties and any purported assignment in violation hereof shall be null and void.

         7.7 Entire Agreement. This Agreement, the Related Documents, and any agreements set forth as an exhibit to this Agreement or any Related Document constitute the entire agreement between the Parties hereto and thereto and supersede all prior agreements, representations, warranties and understandings, both written and oral, with respect to the subject matter hereof or thereof.

         7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

         7.9 Amendment. This Agreement may be modified or amended only by an instrument in writing signed by all of the Parties.

         7.10 Gender, etc. Whenever the context may require, any pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa. Whenever used herein, the terms "include," "includes" and "including" shall mean to include without limitation.

         7.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         7.12 No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.



               *************************************************

                            SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.


                                         HALLMARK ENTERTAINMENT INVESTMENTS, CO.

                                         By: /s/Judith Whittaker/s/
                                             -----------------------------------
                                              Name: Judith Whittaker
                                              Title: Vice President

                                         HALLMARK ENTERTAINMENT HOLDINGS, INC.

                                         By: /s/Judith Whittaker/s/
                                             -----------------------------------
                                              Name: Judith Whittaker
                                              Title: Vice President

                                         LIBERTY CROWN, INC.

                                         By: /s/David B. Koff/s/
                                             -----------------------------------
                                              Name: David B. Koff
                                              Title: Senior Vice President


                                         VISN MANAGEMENT CORP.

                                         By: /s/Wilford V. Bane, Jr./s/
                                             -----------------------------------
                                              Name: Wilford V. Bane, Jr.
                                              Title: Chair - VMC


                                         JP MORGAN PARTNERS (BHCA), L.P.,

                                         By JPMP MASTER FUND MANAGER, L.P.,
                                                  its general partner

                                         By JPMP CAPITAL CORP.,
                                                  its general partner


                                         By: /s/Michael R. Hannon/s/
                                             -----------------------------------
                                              Name: Michael R. Hannon
                                              Title: Managing Director


                [SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT]

                                   Item 4.4


        Hallmark Entertainment Investments Co. Capitalization Schedule
        --------------------------------------------------------------


---------------------------------------- ------------------- -------------------
Stockholder                                 Class A Stock       Class B Stock
---------------------------------------- ------------------- -------------------
Hallmark Entertainment Holdings, Inc.           39,260             30,670
---------------------------------------- ------------------- -------------------
Liberty Crown, Inc.                             9,417
---------------------------------------- ------------------- -------------------
JP Morgan Partners (BHCA), L.P.                 3,837
---------------------------------------- ------------------- -------------------
VISN Management Corp.                            634
---------------------------------------- ------------------- -------------------

                                  Item 4.4(a)

                             Liens on Crown Stock
                             --------------------


The shares are subject to Robert Halmi, Jr.'s option to acquire 3.4 million shares of Crown Class A Stock pursuant to his existing employment agreement with Hallmark Entertainment Holdings, Inc.

                                   Item 5.1

                         Jurisdiction of Organization
                         ----------------------------



------------------------------------- ------------------------------------------
Minority Contributor                  Jurisdiction
------------------------------------- ------------------------------------------

Liberty Crown, Inc.                   Delaware corporation
------------------------------------- ------------------------------------------

JP Morgan Partners (BHCA), L.P.       Delaware limited partnership
------------------------------------- ------------------------------------------

VISN Management Corp.                 Delaware corporation
------------------------------------- ------------------------------------------

                                   Item 5.4


                    Minority Shareholder Required Consents
                    --------------------------------------



                                     None


                                                                      APPENDIX I

------------------------- ---------------------------------------------- ---------------------------------------------
                            Shares of Crown Common Stock Contributed        Shares of Common Stock to Be Received
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Contributor               Crown Class A Common   Crown Class B Common    Class A Stock          Class B Stock
                          Stock                  Stock
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Hallmark Entertainment         39,259,480              30,670,422               39,260                 30,670
Holdings, Inc.
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Liberty Crown, Inc.             9,416,746                                        9,417
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
JP Morgan Partners              3,836,620                                        3,837
(BHCA), L.P.
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
VISN Management Corp.            633,803                                          634
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

                                                                     APPENDIX II

                                    Notices
                                    -------


If to the Company or Hallmark Entertainment Holdings, Inc. to:

Hallmark Cards, Incorporated
Department 339
2501 McGee
Kansas City, MO  64108
Attention: Judith C. Whittaker, Executive Vice President, General Counsel
Telephone:  (816) 274-5111
Facsimile:   (816) 274-8203

With copies to:

Hallmark Entertainment, Inc.
1325 Avenue of the Americas
New York, NY  10019
Attention: Robert Halmi, Jr.
Telephone:  (212) 977-9001
Facsimile:   (212) 977-9049


If to Liberty Crown, Inc. to:

Liberty Crown, Inc.
12300 Liberty Boulevard
Englewood, CO  80112
Attention:  David B. Koff, Senior Vice President
Facsimile:   (720) 875-5448

With a copy to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO  80112
Attention:  Charles Tanabe
Facsimile:   (720) 875-5440

And to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA  90071-3144
Attention:  Rod Guerra
Facsimile:   (213) 687-5600
If to JP Morgan Partners (BHCA), L.P. to:

JP Morgan Partners (BHCA), L.P.
1221 Avenue of the Americas, 40th Floor
New York, NY  10020
Attention:  Arnold Chavkin
Telephone:  (212) 899-3100
Facsimile:   (212) 899-3101

With a copy to:

Mayer, Brown & Platt
1675 Broadway, Suite 1900
New York, NY  10019
Attention:  Mark S. Wojciechowski
Telephone:  (212) 506-2500
Facsimile:   (212) 262-1910


If to VISN Management Corp. to:

VISN Management Corp.
819 Cammack Court
Nashville, TN  37205
Attention:  Wilford V. Bane
Telephone:  (615) 352-5288
Facsimile:   (615) 356-4273

With a copy to:

Cowan, DeBaets, Abrahams & Sheppard LLP
41 Madison Avenue, 34th Floor
New York, NY  10010
Attention:  Robert Freedman, Esq.
Telephone:  (212) 974-7474
Facsimile:   (212) 974-8474